Exhibit 10.10

1049 Terra Bella Ave
Mountain View, CA 94043

KODIAK ROBOTICS, INC.

Offer Letter
August 18, 2025
Mr. Surajit Datta
via email

Dear Surajit:
On behalf of Kodiak Robotics, Inc. (the “Company”), I am pleased to offer you employment as the Company’s Chief Financial Officer, subject to the terms and conditions set forth in this letter agreement (the “Agreement”). As you may be aware, on April 14, 2025, the Company entered into a Business Combination Agreement between the Company, Ares Acquisition Corporation II and certain other parties (the closing of the transactions contemplated thereby, the “Closing”). In connection with the Closing, Ares Acquisition Corporation II will be renamed Kodiak AI, Inc. (“Parent”). Parent and its subsidiaries (which will include the Company) are referred to in this Agreement as the “Company Group.”
1.    Position. Subject to your acceptance of this Agreement, you will serve as Chief Financial Officer of the Company and will report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company and, following the Closing, to the Company Group, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) without the prior approval of the Company’s Board of Directors (the “Company Board”) or its designee, or, following the Closing, Parent’s Board of Directors (the “Parent Board”) or its designee. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company Group.
2.    Compensation and Benefits.
(a)    Base Salary. Your rate of annual base salary will be $400,000 per year, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures.
(b)    Annual Bonus Opportunity. Your annual target bonus opportunity will be sixty-five percent (65%) of your annual base salary (the “Target Bonus”). The Target Bonus shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. Your actual bonuses shall be based upon achievement of performance objectives to be determined by the Company Board, and following the Closing, the Parent Board, in its sole and absolute discretion. Bonuses will be paid as soon as practicable after the Company Board or Parent Board, as applicable, determines that the performance objectives related to such bonuses have been achieved, provided that you must remain an employee of the Company Group through the date a bonus is paid in order to earn such bonus.
(c)    Employee Benefits. As a full-time employee, you will be eligible to participate in the Company’s standard benefit plans as in effect from time to time, on the same basis as those benefit plans are generally made available to other similarly situated executives of the Company. Such benefit plans are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in the Company’s policies.
(d)    Equity Awards. It will be recommended to the Company Board that you be granted a stock option to purchase 3,073,563 share of Company common stock (the “Option”). The Option will have a per share exercise price at least equal to the fair market value of an underlying share on the date of grant and will be granted under and subject to the terms of the Company’s 2018 Equity Incentive Plan (the “Plan”) and an award agreement thereunder, including vesting. The Option will have a term of 10 years from the date of grant, subject to earlier termination pursuant to the terms of the Plan or upon the termination of your status as a Service Provider (as defined in the Plan). 25% of the shares subject to the Option will vest on the first anniversary of the vesting commencement date, and 1/48th of the shares subject to the Option will vest each month thereafter, in each case subject to your continued status as a Service Provider through the applicable vesting date.
(e)    Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the applicable policy of the Company, as in effect from time to time. In the event that any expense reimbursements are taxable to you, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A (as defined below) is specified in the Company’s expense reimbursement policy.

(f)    Vacation. You will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
3.    Severance & Change of Control Benefits. In connection with executing this Agreement, you will be eligible to enter into a participation agreement under Parent’s Change in Control and Severance Policy between you and Parent (together, the “Severance Documents”). The Severance Documents shall become effective no earlier than the Closing, subject to your continued employment through the date of the Closing, and are incorporated herein by reference.
4.    Background Check. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.
5.    Authorization to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within 3 business days of your date of hire, or the Company’s employment relationship with you may be terminated.
6.    Company’s Rules & Standards. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.
7.    Prior Employment/Third Party Information. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.
8.    Confidentiality Agreement. As a condition of your employment, you are also required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed Confidentiality Agreement on or before your first day of employment.
9.    At-Will Employment. You acknowledge and agree that your employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. You understand and agree that neither your job performance nor commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. You further acknowledge and agree that the Company, may modify job titles, salaries and benefits from time to time as it deems necessary. However, as described in this Agreement, you may be eligible to receive severance benefits under the Severance Documents depending on the circumstances of the termination of your employment.
10.    Tax Matters.
(a)    Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law, and you will be solely responsible for any and all taxes arising in connection with this Agreement and compensation paid or payable to you, including but not limited to any taxes, penalties and interest, if any, arising under Section 409A.
(b)    Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

11.    Entire Agreement, Amendment and Enforcement. This Agreement, the Severance Documents and the Confidentiality Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.
12.    Miscellaneous.
(a)    Arbitration. You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company, will be subject to arbitration in accordance with the provisions of the Confidentiality Agreement.
(b)    Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(c)    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(d)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(e)    Acknowledgment. You acknowledge that you have had the opportunity to discuss this Agreement with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

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[Signature Page Follows]

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me. If you accept this offer, your first day of employment will be August 25, 2025. This offer of employment will terminate if it is not accepted, signed and returned by August 25, 2025.
We look forward to your favorable reply and to working with you at Kodiak Robotics, Inc.

Very truly yours,
KODIAK ROBOTICS, INC.
By: /s/ Don Burnette
    Don Burnette
    Chief Executive Officer

I have read and accept this Agreement:
/s/ Surajit Datta
Surajit Datta
Dated:     8/18/2025